UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2015

POINT CAPITAL, INC.

  (Exact name of registrant as specified in its charter)

Delaware	333-167386	90-0554260
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

285 Grand Avenue, Building 5, Englewood, New Jersey	07631
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (201) 408-5126

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5- Corporate Governance and Management

Item 5.07 Submission of Matters to a Vote of Security Holders.

On May 20, 2015, Point Capital, Inc. (the “Company”) held its annual meeting (the "Meeting") of stockholders at the offices of the Company located at 285 Grand Avenue, Building 5, Englewood, New Jersey 07631. As of the record date for the Meeting, April 27, 2015, there were 50,582,441 shares of common stock issued and outstanding entitled to vote at the Meeting. The Company received proxies from stockholders holding an aggregate of 28,068,692 shares, or 55.5% of the issued and outstanding shares (including the shares underlying the preferred stock).

Richard A. Brand, Eric Weisblum, Van E. Parker, Leonard Schiller and Joel A. Stone as directors of the Company to serve until the Annual Meeting of Stockholders in 2016 and until their respective successors are duly elected and qualified were each elected as directors of the Company to serve until the next annual meeting of stockholders.

The stockholders approved the non-binding proposal to approve the proposed compensation disclosed in the Proxy Statement for the Company's executive officers who are named in the Proxy Statement's Summary Compensation Table.

The stockholders approved the non-binding proposal to hold an advisory vote on executive compensation every three years.

The final voting results on these matters at the Meeting are set forth below. There were no broker non-votes for any of the proposals.

Proposal 1: To elect the directors to the Company’s Board of Directors:

	Votes For	Votes Against	Votes Abstained
Richard A. Brand	28,068,692	0	0
Eric Weisblum	28,068,692	0	0
Van E. Parker	28,068,692	0	0
Leonard Schiller	28,068,692	0	0
Joel A. Stone	28,068,692	0	0

Proposal 2: To ratify the executive compensation:

Votes For	Votes Against	Votes Abstained
27,887,025	0	181,667

Proposal 3: The frequency of stockholder votes on compensation:

Votes
One Year	502,010
Two Years	1,650,000
Three Years	25,666,682
Abstain	250,000

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 21, 2015

POINT CAPITAL, INC.

By:	/s/ Richard A. Brand
Name:	Richard A. Brand
Title:	Chief Executive Officer

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